CNX Center 1000 CONSOL Energy Drive
Canonsburg, Pennsylvania 15317
Telephone (724) 485-4000

April 3, 2017

CONSOL Energy continued to execute and deliver on the company’s strategic plan in 2016. We made important strides in 2016, as reflected in a share price that improved more than 130% during the year, but we continue to see significant potential for future value creation in the months and years ahead, including separating our coal and E&P businesses in 2017.

We have taken a 152-year old institution and worked to infuse it with a new sense of urgency. This new mindset and culture are built upon the foundational goal of optimizing the allocation of all capital and human resources to enhance the long-term net asset value (NAV) per share of the company. We believe in this philosophy strongly and do not view CONSOL simply as an exploration and production (E&P) company; rather, we are a capital allocation firm with a vast E&P opportunity set. Our goal is to be a unique E&P company focused on differentiated metrics and employing a nontraditional approach to creating long-term per share value.

We will review briefly in this letter some of the steps we took in 2016 that take us closer to becoming a differentiated pure-play E&P company. But this letter is more than a review of 2016 accomplishments. As a complement to the Analyst and Investor Day we held on December 13, 2016 and our year-end earnings release, this annual letter sets forth the principles which guide our strategy, tactics and decision-making processes, providing you with a clear understanding of CONSOL Energy’s goals and objectives and how this philosophy will continue to guide us going forward and help us distinguish ourselves from others in the energy space.

A Pivotal Year

During 2016, we sold our metallurgical coal businesses, including the Buchanan coal mine, and we completely exited central Appalachian surface mining. We also completed additional dropdown sales to both CNX Coal Resources LP (NYSE: CNXC) and CONE Midstream Partners LP (NYSE: CNNX), our master limited partnership (MLP) entities. Altogether, we completed 14 transactions in 2016 with a combined value of more than $1 billion.

The most significant event of the year was the dissolution of our Marcellus joint venture with Noble Energy. The benefits of this dissolution provided CONSOL Energy with a 100% working interest in approximately 306,000 acres. As a result, we have (i) established full autonomy to develop, operate or monetize these assets, (ii) increased our core Marcellus acreage and (iii) unlocked tremendous stacked pay opportunities in the heart of the Marcellus and Utica shale fairways. The joint venture dissolution also strengthened our balance sheet, opening the door to substantially reducing our leverage ratio in 2017.

In addition to these significant asset monetizations, we achieved a number of other important milestones in 2016:

•	We de-levered our balance sheet and strengthened our liquidity position by growing free cash flow quarter over quarter, with free cash flow totaling $957 million for the year.

•	We continued to reduce selling, general and administrative (SG&A) expenses, and E&P and coal unit costs.

•	We adopted short-term and long-term incentive compensation programs for CONSOL Energy’s management team, focusing on free cash flow and absolute and relative stock price performance, to further align management’s interests with those of our shareholders.

•	Finally, CONSOL Energy differentiated itself as the only Appalachian E&P company in its peer group not to issue equity in the last two years, highlighting our nontraditional approach to management of the enterprise.

These important accomplishments positioned us to pivot to an offensive posture, and we now look toward the future, focused on the principles that underpin our business.

Guiding Principles

Entering 2017, CONSOL Energy is positioned to methodically execute its strategy and deliver value to its shareholders. In the spirit of long-term partnership, CONSOL Energy’s executive team and board of directors are focused on managing the company guided by three essential principles:

1.	Optimizing long-term per share returns for our shareholders

Consistent with our course in 2016, the executive team and board of directors are focused on managing the company to maximize long-term NAV per share. For example, we continue to unlock the inherent value of our best-in-class assets and to utilize zero based budgeting.

We also believe that our steadfast commitment to best-in-class safety and environmental performance increases efficiencies, reduces cost and improves margins in the short term, which drives NAV per share. Over the longer term, strong safety and environmental performance ultimately lowers the aggregated risk of the corporation which, in turn, lowers cost of capital, which is an important driver of long-term NAV per share.

2.	Efficiently and prudently allocating capital

In pursuit of our second principle, we will drive our capital allocation decision-making process to consistently earmark dollars to the most logical investment alternatives. We also continue to focus on improving our capital efficiency and reducing our finding and development costs. Our strong liquidity position and balance sheet allow us to continue to focus on opportunistically allocating capital to prudently develop our tier one assets.

3.	Seizing opportunities as a pure play E&P company

In the near term, our primary focus is on optimizing organic free cash flow and growing total free cash flow, while continuing to monetize assets and reduce leverage in order to provide capital allocation flexibility. Over the next two years, however, we will be guided by the following specific strategies and tactics:

•	Separating the Coal and Gas Businesses. As previously announced, CONSOL Energy is pursuing several different approaches for achieving the separation of its coal and E&P businesses as early as 2017. These approaches include the possible sale of the coal business to a third party or the spin-off of the coal business to CONSOL Energy’s shareholders. Simultaneously, CONSOL Energy will continue to evaluate dropdowns of additional undivided interests in the Pennsylvania Mining Complex.

•	Capital. Our process for allocating capital will be rigorous and methodical. We will weigh all alternatives, focusing on those projects that generate the highest risk-adjusted returns, resulting in prudent growth of production. To guide us, we intend to maintain and adhere to a minimum hurdle rate (generally 20%) for all capital allocation decisions. In modeling these returns, we will continue to be consistently conservative as illustrated by employing pricing assumptions that are always at or below the NYMEX strip.

•	Stock Repurchases. We expect stock repurchases will be an important long-term alternative for driving value.

•	Strategic Transactions. We will look at mergers and acquisitions when they offer returns that are compelling relative to all other internal options.

•	Dividends. Consistent with our peer group, we do not expect to pay meaningful quarterly dividends at CONSOL Energy, given their tax inefficiency.

•	Low Costs. We believe in a streamlined corporate office and in the power of autonomy for business units. We also believe in the never-ending process and power of zero-based budgeting and will continue to drive down costs at corporate headquarters and our business units where we seek to maintain a low cost position relative to our peer group.

•	Shareholder Interests. We remain committed to compensation programs that continue to align management interests with long-term shareholder returns.

•	Investors. We actively seek long-term investors and partners and are designing an Investor Relations program to attract them. We strive to provide transparent views on the key performance metrics that drive our NAV per share. We expect to streamline our approach to Investor Relations focusing on a smaller number of more meaningful interactions with the investment community.

•	Guidance. We will continue to be thoughtful about our approach to operational and financial guidance going forward.

As noted above, our focus on generating free cash flow will continue to strengthen our balance sheet as well as provide future E&P development capital. As we enter 2017, we believe our strategies will differentiate us from our peers and guide our path forward to realize value for our investors.

Thank you for your consideration of our enterprise as an investment option and your long-term partnership. We are looking forward to the coming years.

Nick DeIuliis	Will Thorndike
President and Chief Executive Officer	Chairman of the Board
CONSOL Energy, Inc.	CONSOL Energy, Inc.

Cautionary Statements

Various statements in this letter, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this letter, if any, speak only as of the date of this letter; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC, any disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; there is no assurance that the potential dropdowns, spin-off or sale of the coal business will occur, or if it does occur that we will be able to negotiate favorable terms; with respect to the termination of the joint venture with Noble, any disruption to our business, including customer and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results; and other factors discussed in the 2016 Form 10-K under “Risk Factors,” as updated by any subsequent Forms 10-Q, which are on file at the Securities and Exchange Commission.

This letter does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of CNX Coal Resources LP or CONE Midstream Partners LP.